                                                                  Exhibit 3(b)

                              SELLING AGREEMENT

THIS AGREEMENT is effective as of this ______ day of _____________, 2001 by and among The Travelers Insurance Company ("TIC"), The Travelers Life and Annuity Company ("TLAC") (collectively the "Insurance Companies") Travelers Distribution LLC. ("Underwriter") and _______________________________________
("Broker/Dealer") together with its affiliated insurance agencies (collectively the "Selling Entities") as are designated on the signature pages to this agreement.

This agreement supercedes any previous selling agreements in force among the parties. In consideration of the mutual promises contained in this agreement, the parties agree as follows:

Purpose and Background. The Underwriter, the Insurance Companies, Broker/Dealer and Selling Entities enter into this agreement for the purpose of authorizing Broker/Dealer, through certain of its life insurance licensed agents to solicit applications for such life insurance (including variable life), annuity contracts (including fixed, variable, and modified guaranteed annuity products), long term care insurance contracts and such other insurance products as shall be mutually agreed upon (collectively the "Insurance Contracts") as are listed on the Schedule Pages attached to this agreement as
Exhibit 1 (the "Schedule Pages"). The Schedule Pages may be amended from time to time to add other Insurance Contracts.

2. Licensing and Appointment. The Insurance Companies have each respectively appointed Underwriter to serve as the distributor and principal underwriter of the variable life or variable annuity Insurance Contracts. The Underwriter is registered with the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers, Inc. ("NASD") and all other appropriate state securities regulatory authorities as a broker/dealer. Broker/Dealer possesses (or affiliated insurance agencies under its control - defined as "Selling Entities" in this agreement - possess) all required insurance licenses necessary to sell the Insurance Contracts.

Accordingly Underwriter hereby appoints Broker/Dealer to distribute the Variable Insurance Contracts listed on the Schedule Pages through its Registered Representatives ("Registered Representatives").

3. Securities Licensing/NASD Compliance. Broker/Dealer shall at all times, when performing its functions under this agreement, be registered as a securities broker/dealer with the SEC and the NASD and licensed or registered as a securities broker/dealer in the states and other local jurisdictions that require such licensing or registration in connection with sales of Variable Insurance Contracts.

Broker/Dealer and Selling Entities agree to abide by all applicable state and federal rules and regulations promulgated thereunder. For the purpose of compliance with any such laws or regulations, Broker/Dealer acknowledges and agrees that, in performing broker/dealer services covered by this Agreement, it is acting in the capacity of an independent broker as defined by the by-laws of the NASD and not as an agent or employee of either Underwriter or any registered investment company.

4. Insurance Licensing. Broker/Dealer (and, if appropriate, Selling Entities) agrees that at all times when performing its functions under this agreement, the entity on whose behalf agents and Registered Representatives act when soliciting sales of the Insurance Contracts, will have a valid insurance agency license in jurisdictions that require such licensing or registration. If applicable, Broker/Dealer represents that it, or its insurance agency affiliate, is properly authorized under applicable state law to receive insurance commissions generated from sales of the Insurance Contracts.

Broker/Dealer and Selling Entities each represent that they will engage in the solicitation and sale of Insurance Contracts in accordance with applicable insurance and securities laws and regulations.

Broker/Dealer represents and warrants that it is authorized and licensed as an agent under applicable state insurance laws to solicit the Insurance Contracts. In the event Broker/Dealer is not licensed as such, an insurance agency affiliated with Broker/Dealer shall be licensed as an agent under applicable state insurance laws to solicit the contracts of insurance contemplated hereunder. Such Selling Entity will be designated as a party to this Agreement.

5. Appointment of Broker/Dealer. The Insurance Companies hereby authorize the Broker/Dealer to sell those Insurance Contracts listed on the Schedule Pages, as such pages may be amended from time to time, including the Variable Insurance Contracts, through its Registered Representatives. Broker/Dealer and Selling Entities are also appointed to perform certain administrative services necessary to facilitate the solicitation and sales of such Insurance Contracts.

Broker/Dealer or, if applicable, Selling Entities, each are appointed general agencies of Insurance Companies and each are authorized to sell the Insurance Contracts listed on the Schedule Pages.

Pursuant to the appointments described in this Section 5, Broker/Dealer and Selling Entities must comply with the following requirements:

        (a) All securities activities provided in connection with the sale of Variable Insurance Contracts will be through Registered Representatives of Broker/Dealer;

        (b) Unregistered employees of Broker/Dealer will neither engage in securities activities nor receive any compensation based on transactions in Variable Insurance Contracts or the provision of securities advice;

        (c) Broker/Dealer will maintain all necessary books and records relating to transactions in Variable Insurance Contracts in accordance with applicable securities and insurance laws and regulations;

        (d) Customers purchasing Insurance Contracts will make their checks payable to Insurance Companies. Cash, money orders and/or travelers checks are not acceptable methods of payment. Broker/Dealer will comply with Insurance Companies' Anti-Money Laundering policies as are communicated from time to time.

        (e) Broker/Dealer will notify Insurance Company if the writing agent for any policy changes, or if the writing agent or customer requests that the writing agent for a policy be changed. Travelers will honor all such customer requests.

For the purpose of compliance with any applicable state insurance laws or regulations promulgated under them, Broker/Dealer (and, if applicable, Selling Entities) acknowledges and agrees that, solely in performing the insurance-selling functions reflected by this Agreement, it or its Registered Representative is acting as the agent of the Insurance Companies and, in that capacity, is authorized only to solicit applications from the public for the Insurance Contracts.

6. Responsibility for Registered Representatives' Activities. Broker/Dealer will select and supervise persons whom it will train to solicit applications for the Insurance Contracts in conformance with applicable state and federal laws and regulations. Persons engaged in the sale of Variable Insurance Contracts will be Registered Representatives of Broker/Dealer in accordance with the rules of the NASD.

The Insurance Companies shall have authority to determine whether to appoint or terminate each Registered Representative or licensed agent as an insurance agent of the Insurance Companies. Broker/Dealer agrees to cooperate in supplying information or making recommendations necessary to complete such insurance agent appointments.

Unless otherwise agreed upon, in jurisdictions which require that Insurance Companies perform background investigations of agents prior to appointment, Broker/Dealer agrees to provide such information as may be necessary to perform such review, including but not limited to obtaining permission from each Registered Representative who seeks such appointment.

To the extent agreed upon by the parties to this agreement, Broker/Dealer (and Selling Entities) will certify as to the fitness of each individual that it presents for appointment with the Insurance Companies. Such certification will take the form of a General Letter of Recommendation which will describe the representations Broker/Dealer will make for each agent. If applicable, a General Letter of Recommendation will be added to this Agreement and incorporated hereunder. Insurance Companies will have the right to periodically request assurances or otherwise audit Broker/Dealer's records to ensure compliance with the terms of the General Letter of Recommendation. Such assurances may take the form of a questionnaire requesting updated assurances about the representations contained in the General Letter of Recommendation and made for each agent presented to the Insurance Companies for appointment.

Upon request by Insurance Companies, Broker/Dealer and/or Selling Entities shall furnish such appropriate records and permit such reasonable audit procedures as may be necessary to establish supervision of its Registered Representatives in connection with sales of the Insurance Contracts. Upon Insurance Companies' review of such supervisory materials, Broker/Dealer shall make such changes to its Registered Representatives' rules of conduct as Insurance Companies may reasonably request but only to the extent that such requests relate to sale of the Insurance Contracts.

Broker/Dealer shall notify Insurance Companies if any Registered
Representative ceases to be a Registered Representative of Broker/Dealer or ceases to maintain the proper licensing required for the sale of the Insurance Contracts or fails to meet material rules and standards imposed by either Broker/Dealer or the Selling Entities including but not limited to continuing education requirements.

If Broker/Dealer agrees to deliver on behalf of Insurance Company policies, annual reports, policy statements, billing notices, miscellaneous reports of policy values and other pertinent information, or other materials relating to the Policy that the Broker/Dealer warrants it will deliver such documents on a timely basis. Broker/Dealer will be responsible for complying with all applicable insurance laws concerning the fulfillment of such delivery obligations.

7. Suitability of Sales of Insurance Contracts. With regard to Variable Insurance Contracts, Broker/Dealer will review all contract and policy applications for suitability, completeness and correctness as to form. Broker/Dealer shall also be responsible for ensuring compliance with NASD suitability rules and standards applicable to sales of Variable Insurance Contracts. Broker/Dealer is also responsible for ensuring that all sales are in compliance with applicable state insurance laws and regulations.

Broker/Dealer will promptly, but in no case later than the end of the business day that Broker/Dealer receives applications and payment, forward to the applicable Insurance Company, at addresses provided, all such applications found suitable and in good form, together with any payments received with such applications. Broker/Dealer will immediately return to the applicant all applications deemed by Broker/Dealer to be unsuitable or not complete and correct as to form together with any payments received. The Insurance Companies reserve the right to reject any Insurance Policy application and return any payment made in connection with an application which is rejected. Insurance Contracts issued will be forwarded to Broker/Dealer or, at the direction of Broker/Dealer, to the Registered Representative for delivery to the Contract Owner. Broker/Dealer shall obtain and retain a written receipt for each Insurance Policy which Broker/Dealer delivers.

The parties acknowledge that sales and solicitations may, where consistent with state insurance laws and regulations, be conducted either without an application or on a basis where an application is submitted subsequent to a sale. If such sales procedures are permitted, Broker/Dealer agrees that it will continue to be responsible for compliance with applicable laws concerning, among other things, suitability and policy delivery requirements. Broker/Dealer agrees to hold Insurance Companies and Underwriter harmless for any failure to follow such rules or regulations.

8. Solicitation/Representations Concerning the Insurance Contracts. Broker/Dealer will perform the selling functions required by this Agreement in accordance with the terms and conditions of any applicable prospectus(es).

Broker/Dealer will make only representations included in the prospectus or in any authorized supplemental material. No sales solicitations, including the delivery of supplemental sales literature or other such materials, shall occur, be delivered to, or used with a prospective purchaser unless accompanied or preceded by appropriate and then current prospectuses. Neither Broker/Dealer nor Selling Entities will make representations concerning an Insurance Contract contrary to the terms of the particular Insurance Contract.

Any material prepared or used by Broker/Dealer or its Registered Representatives, which describes in whole or in part or refers by name or form to any of the Insurance Companies' Insurance Contracts or underlying funds or uses the name of the Insurance Companies, Underwriter, or Citigroup Inc., or the logos or service marks of any of them, or the name, logos or service marks of any "Affiliated Company" of any of them, as that term is defined in Section 2(a)(2) of the Investment Company Act of 1940, other than the Broker/Dealer or any subsidiary of it, must be approved by Underwriter in writing prior to any such use.

Broker/Dealer and Selling Entities acknowledge that information pertaining to Underwriter and Insurance Companies is proprietary in nature. Selling Entities agree that they will not disclose any information concerning Insurance Companies or Underwriter's products, services or programs to any person for consideration or otherwise unless Insurance Companies or Underwriter consent to such use in writing. Broker/Dealer and Selling Entities agree that, following the termination of this Agreement for any reason, they will not enter into any plan, program, scheme or course of action which would systematically attempt to induce any Contract Owner(s) away from Insurance Companies, except that Broker/Dealer may always recommend a move to another company's product if such move would be more suitable than Insurance Companies' product for a particular client or clients or in the event of a detrimental change in the financial stability of Insurance Companies which Broker/Dealer believes would jeopardize its clients.

9. Use of Confidential Information. The parties to this Agreement agree to safeguard customer information provided during the application and underwriting process by Contract Owners. Specifically, the parties understand that the Insurance Companies provide a "Privacy Notice" substantially in the form provided to Broker/Dealer from time to time as may be required by applicable law. The parties agree to cooperate with each other to comply with the terms of this Privacy Notice. The Companies and Underwriter represent that they shall not use consumers' or customers' non-public personal information in any way not anticipated under this Agreement, or in any way not permitted under applicable statutes or regulations.

10. Compensation. Compensation payable to Broker/Dealer on sales of the Insurance Contracts sold by Registered Representatives will be paid to Broker/Dealer or, as necessary to meet any legal requirements, to Selling Entities in accordance with the Compensation Schedule(s) set forth on the Schedule Pages. Such Schedule Pages may be amended from time to time and compensation will be paid in accordance with the Compensation Schedule in effect at the time the premium payments are received by the applicable Insurance Company (in the case of annuities) or at the time the applications are received (in the case of life insurance). The Insurance Companies reserve the privilege of amending the Compensation Schedules set forth in the Schedule Pages at any time with prior written notice to Broker/Dealer. Submission of applications for Insurance Contracts following receipt of such notice shall operate to ratify acceptance of such amendment.

11. Assignment of Agreement. This Agreement may not be assigned except by mutual consent and will continue, subject to the termination by any party on written notice to the other party except that, in the event Broker/Dealer ceases to be a registered Broker/Dealer or a member of the NASD, this Agreement will immediately terminate. Underwriter reserves the right to designate, at its sole discretion, an alternative Principal Underwriter for the distribution of the Contracts covered by this Agreement with prior written notice to Broker/Dealer except in the event that TIC and/or TLAC replaces Underwriter as discussed below.

The parties understand that, should TIC and/or TLAC replace Underwriter, any such substituted party will automatically assume all of Underwriter's rights and duties under this Agreement. TIC and or TLAC may assume such functions itself, or assign these to affiliated, properly licensed broker-dealers. TIC and/or TLAC will notify Broker/Dealer if any such substitution occurs.

12. Indemnification. Each party shall hold harmless defend, exonerate and indemnify each other party to this Agreement for any loss or expense the other party suffered that results from the indemnifying party's breach of this Agreement or violation of applicable law with respect to its services required under this Agreement. Such indemnification extends to the employees, officers, directors, affiliates and agents of each of the parties to this Agreement.

13. Fund Transfer Requests. Broker/Dealer is responsible and will supervise the activities of its Registered Representatives with regard to requests for investment option transfers requested on behalf of Contract Owners. Broker/Dealer will not permit its Registered Representatives to request investment option transfers unless such authority has been granted in writing to the Registered Representative by a Contract Owner and proof of such authority has been provided to and acknowledged by the Insurance Companies. Broker/Dealer agrees that it will cause its Registered Representatives to use such forms as may be reasonably required by Insurance Companies.

Broker/Dealer represents that it will indemnify Insurance Companies, their employees, agents and affiliated parties from any loss occasioned by any claimed or actual improper or unauthorized investment option transfer or surrender request made by Broker/Dealer or its Registered Representative on behalf of a Contract Owner.

14. Notices. All notices to the Insurance Companies or Underwriter relating to this Agreement should be sent to the attention of:

                      Travelers Life & Annuity
                      One Tower Square
                      Hartford, CT 06183-6091
                      Attention:  General Counsel

All notices to Broker/Dealer will be duly given if mailed or faxed to the address provided to Insurance Companies by Broker/Dealer from time to time.

15. Independent Contractors. Underwriter and Insurance Companies are independent contractors with respect to Broker/Dealer, Selling Entities, and Registered Representatives.

16. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of Connecticut.

17. Amendment of Agreement. Insurance Companies reserve the right to amend this Agreement at any time, and the submission of an application by Broker/Dealer after notice of any such amendment has been received by the other parties shall constitute the other parties' agreement to any such amendment. Following provision of notice of a change in compensation schedules, submission of additional business shall operate to ratify acceptance of such schedules.

18. Termination. This Agreement may be terminated, without cause, by any party upon thirty (30) days' prior written notice, and may be terminated, for failure to perform satisfactorily or other cause, by any party immediately and shall be terminated if Broker/Dealer shall cease to be a registered broker/dealer under the Securities Exchange Act of 1934, as amended, or a Member of the NASD. Notwithstanding, the following sections shall survive any such termination: Sections 3, 4, 6, 8, 10, 12, 14, 16, 19, 20, 21 and 24.

19. Waiver Upon Termination. Failure of any party to terminate this Agreement for any of the causes set forth in this Agreement will not constitute a waiver of the right to terminate this Agreement at a later time for any of these causes.

20. Books and Records. Broker/Dealer shall maintain all books and records required by applicable laws and regulations in connection with the offer and sale of the Insurance Contracts. The books, accounts and records of Broker/Dealer relating to the sale of the Insurance Contracts shall be maintained so as to clearly and accurately disclose the nature and details of all transactions. Underwriter and Insurance Companies reserve the right to request reasonable periodic inspection of such books and records as relate to the sale and solicitation of the Insurance Contracts.

21. Cooperation with Regulatory Investigations. Broker/Dealer, Selling Entities, Insurance Companies and Underwriter agree to cooperate fully in any insurance, securities or other regulatory investigation, inquiry, inspection, or proceeding or in any judicial proceeding arising in connection with the Insurance Contracts. Broker/Dealer and Insurance Companies shall cooperate with each other to resolve any customer complaint and each agrees to promptly notify the other, upon receipt of notice, of any investigation, claim or proceeding involving the Insurance Contracts or any situation which would materially affect the respective party's ability to perform its obligations hereunder. Each of the parties to this Agreement agrees that it will promptly notify the other parties of any material claim of which it becomes aware involving the sale or solicitation of the Insurance Contracts.

22. Fidelity Bond and Errors and Omissions Coverage. Broker/Dealer represents that all of its directors, officers, employees and Registered Representatives are and shall be continuously covered by a blanket fidelity bond covering for larceny and embezzlement and issued by a reputable bonding company. This bond shall be maintained at Broker/Dealer's expense and shall be at least of the form, type and amount required under the NASD Conduct Rules. Broker/Dealer and Selling Entities represent that its agents are covered by Errors and Omissions insurance.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed in all respects an original.

24. Arbitration. The parties to this Agreement agree to refer any dispute arising under this Selling Agreement to arbitration. Such arbitration proceeding will be held in Hartford, Connecticut (or such other location as may be mutually agreed upon) and will be governed by the Code of Arbitration Procedures of the National Association of Securities Dealers.

In reliance on the representations set forth and in consideration of the undertakings described herein, the parties represented below do hereby contract and agree. IN WITNESS WHEREOF, the parties have signed this agreement as indicated above.

The Travelers Insurance Company                    The Travelers Life & Annuity
                                                   Company

By:                                                By:
        ----------------------------                    -----------------------
Name:                                              Name:
        ----------------------------                    -----------------------

Title:                                             Title:
        ----------------------------                    -----------------------

Date:                                              Date:
        ----------------------------                    -----------------------

Travelers Distribution LLC                         ----------------------------
                                                   Broker Dealer

By:                                                By:
        ----------------------------                    -----------------------
Name:                                              Name:
        ----------------------------                    -----------------------

Title:                                             Title:
        ----------------------------                    -----------------------

Date:                                              Date:
        ----------------------------                    -----------------------


------------------------------------               ----------------------------
Insurance Agency                                   Insurance Agency

By:                                                By:
        ----------------------------                    -----------------------
Name:                                              Name:
        ----------------------------                    -----------------------

Title:                                             Title:
        ----------------------------                    -----------------------

Date:                                              Date:
        ----------------------------                    -----------------------

------------------------------------               ----------------------------
Insurance Agency                                   Insurance Agency

By:                                                By:
        ----------------------------                    -----------------------
Name:                                              Name:
        ----------------------------                    -----------------------

Title:                                             Title:
        ----------------------------                    -----------------------

Date:                                              Date:
        ----------------------------                    -----------------------

                                  EXHIBIT 1
                       Selling Agreement Schedule Page


Broker/Dealer and Selling Entities are authorized to solicit applications for the life insurance policies, annuity contracts, long-term care contracts, and the other insurance products listed below

1.      Corporate Variable Life Insurance

              Travelers Corporate Variable Life
              Travelers Corporate Variable Life 2000
              Travelers Corporate Variable Life 2000 Enhanced


All products described herein are subject to state availability. Compensation Schedules for each product described above are listed on the following pages. Consistent with the terms of the Selling Agreement, Compensation Schedules may be changed at any time.

Payment of compensation for any product is subject to the following conditions and limitations, in addition to any applicable provision of the Selling Agreement.

1.    Chargebacks of Commissions.

      Chargeback of commissions for all Travelers Corporate Variable Life Insurance Products:

      A. If the Insurance Companies return all or a portion of a premium paid with respect to an Insurance Product. Broker Dealer shall be obligated to refund to Insurance Companies applicable commissions on the amount of such premium only where:

            (i) consistent with the Selling Agreement, the Insurance Product solicited is returned as not taken under the policy "free look" provisions;

            (ii) premiums are refunded due to overpayments. errors in billing or in the timing of automatic premium collection deductions, or errors resulting in policy reissue;

            (iii) the check delivered in payment of any contract premium does not clear and the premium collection deductions, or errors resulting in policy reissue;

            (iv) the Insurance policy on which commission payments were made is terminated or premium is refunded because the Registered Representative(s) or Broker-Dealer who sold the Insurance Policy committed an act, error or omission which materially contributed to the termination of the Insurance Policy or the need to return premium;

            (v)     the issuing Insurance Company rejects the application;

            (vi) a judicial or regulatory authority directs the issuing Insurance Company to return premium payments without assessment of a surrender charge;

            (vii) the applicant's initial premium on a 1035 exchange is returned because the expected rollover amount from another policy or contract is not transferred due to the exchange not meeting the legal requirements to qualify for a tax-free exchange;

            (viii) the issuing Insurance Company returns unearned premium on a life insurance contract as required by the provisions of the policy;

            (ix) the issuing Insurance Company determines that it has a legal liability to return premiums on a life insurance contract within the first year after the Insurance Product is issued; or

            (x) the issuing Insurance Company and Broker/Dealer mutually agree to return all or a portion of a premium with respect to a particular contract or policy.

            (xi) the Insurance Policy is surrendered within 90 days from the date of issuance. In any case. Broker Dealer and/or Insurance Companies may offset amounts paid in commission on surrendered policies from future sales.

      B1 The chargeback schedule for Travelers Corporate Variable Life is as follows:

            If the policy is surrendered after 90 days, but within the first two policy years and the policy belonged to a case, the Broker/Dealer shall be obligated to refund to the underwriter the following amounts:

            (i) If the surrender is within the first policy year, 6% of first year premium up to target premium plus 2% on all first year premium in excess of target premium, plus any bonus amount associated with the policy.

            (ii) If the surrender is after the first policy year. but before completion of the second, 3% of first year premium up to target premium plus 1% on all first year premium in excess of target premium, plus 50% of any bonus associated with the policy.

            If the policy is surrendered within the first five policy years and the policy does not belong to a case, the Broker/Dealer shall be obligated to refund to the underwriter the following amounts:

                  Year of Surrender               % of First Year Compensation Refunded
                  -----------------               -------------------------------------
                          1                                       100
                          2                                        80
                          3                                        60
                          4                                        40
                          5                                        20


      B2. The chargeback schedule for Travelers Corporate Variable Life 2000 is as follows:

            If the policy is surrendered after 90 days, but within the first three policy years and the policy belonged to a case, the Broker/Dealer shall be obligated to refund to the underwriter the following amounts:

            (i) If the surrender is within the first policy year, 15% of first year premium up to target premium plus 3.5% on all first year premium in excess of target premium.

            (ii) If the surrender is after the first policy year, hut before completion of the second, 7% of cumulative target premiums plus 3.5% on cumulative premium in excess of cumulative target premium.

            (iii) If the surrender is after the second policy year, but before completion of the third policy year, 3.5% of cumulative target premiums plus 2.5% on cumulative premiums in excess of cumulative target premiums.

            Chargeback for a policy that does not belong to a case will be the same as that for Travelers Corporate Variable Life.

      B3. The chargeback schedule for Travelers Corporate Variable Life 2000 enhancements is as follows:

            If the policy is surrendered after 90 days. but within the first three policy years and the policy belonged to a case, the Broker/Dealer shall be obligated to refund to the underwriter the following amounts:

            (i) If the surrender is within the first policy year, 18% of first year premium up to target premium plus 3.5% on all first year premium in excess of target premium.

            (ii) If the surrender is after the first policy year, but before completion of the second, 10% of cumulative target premiums plus 3.5% on cumulative premium in excess of cumulative target premium.

            (iii) If the surrender is after the second policy year, but before completion of the third policy year, 4% of cumulative target premiums plus 3.5% on cumulative premiums in excess of cumulative target premiums.

      Chargeback for a policy that does not belong to a case or that is surrendered will be the same as that for Travelers Corporate Variable Life.

      C. The Insurance Company may offset amounts paid in commission on surrendered policies from future sales.

            A case is defined as a group of policies sold together to a corporation for purposes of funding non-qualified benefits, etc.

 2. Free Look Provision. If any Contract is redeemed at any time or if within the applicable free look period after confirmation by the Insurance Companies of any premium payments credited to a Contract, that Contract is tendered for full or partial surrender, or the life at risk thereunder dies, then, at the option of the Insurance Companies, no commission will be payable with respect to such premium payments and any commission previously paid for said premium payments must be refunded to the applicable Insurance Company. Insurance Companies agree to notify Broker/Dealer within ten (10) business days after the request for repurchase or redemption or notification of death of the life at risk is received by the applicable Insurance Company.

 3. Rebating. If Broker/Dealer or Selling Entity or any Registered Representative or agent of Broker/Dealer or Selling Entity rebates or offers to rebate all or any part of a premium on an Insurance Contract issued by the Insurance Companies in violation of applicable state insurance laws or regulations, or if Broker Dealer or any Registered Representative of Broker/Dealer shall withhold any premium on an Insurance Contract issued by the Insurance Companies, the same may be grounds for termination of this Selling Agreement by Insurance Companies.

 4. Churning. If Broker/Dealer induces or attempts to induce any Contract Owner to relinquish an Insurance Contract except tinder circumstances where there is reasonable grounds for believing the contract or certificate is not suitable for such person, Broker-Dealer's right to receive any compensation under this Agreement shall cease and terminate.

                           COMMISSION SCHEDULES FOR
                      CORPORATE LIFE INSURANCE PRODUCTS
                                      A2

        This Schedule is attached to and is made a part of the Agreement. It is subject to the terms and conditions contained in the Agreement.

        The compensation arrangements described below shall govern commission payouts. Commissions based on premium will be calculated only on premiums actually received in good order by the Insurance Companies. Commissions will be paid only on an as-earned basis. Commissions will be paid to Broker/Dealer unless state insurance laws require that commission payments be made to an insurance agency.

 1. Insurance Companies will pay commissions and allowances on premiums paid for additional benefits or increases in benefits of any kind at the same rate as is being allowed at the time of addition, or increase for the premiums of the contracts to which they are added. Insurance Companies will not pay compensation: on premiums for a policy which is a conversion of employee Special Protection Plan, Employee Life Insurance-Plan 1 Or group life insurance; on extra premiums for a policy which are charged due to temporary flat substandard rating because of physical impairments; or on premiums of a policy which are waived under any provision of such policy.

 2. If a Life Insurance Contract is converted to a different Contract, Insurance Companies will pay compensation in accordance with our rules applying to such contracts at the time of conversion.

 3. Where, in Insurance Companies' judgment, a policy replaces a policy previously issued by Insurance Companies on the same policyholder (other than as a term conversion), the commission payable for the first year of insurance on the new policy will be adjusted in accordance with Insurance Companies' procedures in effect at the time of such replacement.

 4. Compensation on all universal life and variable universal Life policies which would otherwise be payable. will not be paid on remittances received for contracts following a partial withdrawal until the sum of such remittances equals the amount of the withdrawal at which time Insurance Companies will pay compensation on subsequent remittances.

 5. While recognizing the opportunity for flexibility in policyholder service options inherent to universal life forms of insurance, evidence of manipulation by any Registered Representative of universal life contracts, contributions, loans, surrenders or replacements, not deemed by Insurance Companies to be in the best interest of the then policyholder will result in chargeback of commission and/or termination of this Agreement.

 6. Initial compensation payable under this Schedule will be payable at the time of the receipt and acceptance of premium by the Insurance Companies. The amount, if any, and the time of payment of compensation on replacements, changes, exchanges, term renewals, premium payments paid in advance, or similar policy issuance situations shall be governed by the Insurance Companies' underwriting and administrative rules then in effect.

 7. As used in the attached compensation schedules, the following definitions apply:

         "TARGET PREMIUM" means the premium paid to Travelers Corporate Variable Universal Life that receives new commission rates in the first year and renewal commission rates in the renewal years.

         "RENEWAL PREMIUM" is the premium credited to a Flexible premium policy in all years following the first policy year with the exception of that portion of the Renewal premium designated by the Insurance Companies in their sole discretion as an increase.

         "TAMRA PREMIUM" means the paid premium level in any year above which will receive a reduced excess commission rate for Travelers Corporate Variable Universal Life.

         "EXCESS PREMIUM" means the premium paid to Travelers Corporate Variable Universal Life that is above the target premium in any year.

         "PRODUCTION LEVEL" is measured by the amount of premiums paid to a maximum of the 7-Pay premium associated with the full initial death benefit.

Compensation payable for sales of Travelers Corporate Variable Life will be as follows:



--------------------------------------------------------------------------------------------
                                                Excess Up To   Excess Above  Commission on
New Target       Renewal Years  Renewal Years  TAMRA Premium  TAMRA Premium      Assets
Premium               2-4            5-7         Years 1-7      Years 1-7      Years 8-20
--------------------------------------------------------------------------------------------
      15%             10%            4.5%           3.5%            2%           0.20%
--------------------------------------------------------------------------------------------

 Commission paid on all premiums years 8+:  0%




Compensation payable for sales of Travelers Corporate Variable Life 2000 and Corporate Variable Life 2000 Enhanced will be as follows:


----------------------------------------------------------------------------------------------
                                            Excess     Commission   Commission   Commission
                        Renewal  Renewal    Premium    on Assets    on Assets     on Assets
New Target Premium      Yrs 2-4  Yrs 5-7    Yrs 1-7    Yrs. 8-15    Yrs 16-25     Yrs 26 +
----------------------------------------------------------------------------------------------
          18%             10%     4.5%       3.5%        0.20%        0.10%         0.05%
----------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Bonus Production Level
----------------------------------------------------------------------------------------------
    0-9,999,999 0%
----------------------------------------------------------------------------------------------
    10,000,000+ 0%
----------------------------------------------------------------------------------------------

Bonus commission will be retroactive to the first dollar of paid target premium only. Production levels will be measured on a calendar year for the purpose of qualifying for the bonus. Commission will be paid consistent with applicable law.









The Travelers Insurance Company
Mark S. Reilly, FSA, MAAA                                        Date
Vice President